Exhibit 99.1

China Shenghuo Pharmaceutical Reports Financial Results for the Fourth Quarter and Full Year 2009

KUNMING, China, April 14, 2010 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) (“China Shenghuo” or the “Company”), today reported financial results for the fourth quarter and record revenue for the year ended December 31, 2009.

Fourth Quarter Highlights

•	Total revenue increased to $10.5 million for the fourth quarter of 2009, representing 43.8% year-over-year growth.
•	Gross profit for the fourth quarter of 2009 increased to $8.3 million, compared to $6.7 million for the same period in 2008.

Full Year 2009 Highlights

•	Total revenue was $36.0 million, an increase of 25.5% from $28.7 million for the year 2008.
•	Gross margin was 72.5%, as compared to 73.2% in 2008.
•	Cash provided by operating activities was $2.5 million, an increase of over $0.55 million from 1.95 million for the year ended December 31, 2008.
•	Net loss attributable to stockholders was $6.6 million, as compared with a net loss of $4.6 million for the year ended December 31, 2008.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Sales for the year ended December 31, 2009 were approximately $36.0 million, an increase by 25.5 % from $28.7 million for the year ended December 31, 2008. The increase in sales was primarily due to the Company’s implementation of a new sales policy that has stimulated the enthusiasm of sales representatives, resulting in the increased sales of products. Our primary products, Xuesaitong Soft Capsules and the innovative 12 Ways cosmetic products continued to produce meaningful growth in a difficult market environment.”

Fourth Quarter 2009 Results

For the quarter ended December 31, 2009, total sales were $10.5 million, up 43.8% from $7.3 million in the same quarter last year. This sales growth was mainly due to the Company’s implementation of a new sales policy that has stimulated the enthusiasm of sales representatives and resulted in the increased sales of products.

Gross profit for the quarter was $8.3 million, an increase of 23.9% from $6.7 million for the same period of 2008. Gross margin was 78.7% for the quarter, decreased from 91.4% for the same period in 2008 due to the increasing price of raw materials.

Selling expenses increased 44.9% year-over-year to $6.7 million from $4.6 million for the fourth quarter of 2008 mainly due to more marketing and sales efforts.

General and administrative expenses decreased 56.2% to $1.7 million from $3.9 million in the fourth quarter of 2009. The decrease was primarily attributable to reduction of bad debt loss and strengthened budget control over expense disbursements.

Income tax benefit was $0.6 million, compared to income tax expense of $0.4 million for the fourth quarter of 2008.The income tax benefits were mainly generated from accumulated losses carried forward, which the Company believed would be able to be realized by implementing a tax planning strategy.

Net income attributable to stockholders for the fourth quarter 2009 was $0.2 million, compared with a net loss of $2.4 million for the fourth quarter 2008. Basic and diluted earnings per share were $0.01 for the fourth quarter 2009, compared to a basic and diluted loss per share of $0.12 for the fourth quarter 2008.

Full Year 2009 Results

For the year ended December 31, 2009, sales increased 25.5% to $36.0 million, from $28.7 million for the year ended December 31, 2008. The increase in sales was primarily due to the Company’s implementation of a new sales policy that has stimulated the enthusiasm of sales representatives and resulted in the increased sales of products.

Gross profit increased 24.3% to $26.1 million for the year ended December 31, 2009 from $21 million for fiscal year 2008. Gross profit margin was 72.5% compared with 73.2% for the previous year. The decrease in gross profit margin was primarily due to the increasing price of raw material.

Selling expenses increased 98.0% year-over-year from $13.3 million to $26.3 million mainly due to more marketing and sales efforts.

General and administrative expenses decreased 36.3% from $10.9 million to $6.9 million, mainly due to reduction of bad debt loss and strengthened budget control over expense disbursements.

Research and development expense decreased 58.7% from $0.3 million to $0.1 million mainly due to more focus on a few innovative pharmaceuticals instead of on a number of generic drugs.

Total operating expenses for 2009 were $33.3 million compared with $24.5 million for 2008.

Income taxes benefits were $1.1 million for the year ended December 31, 2009, compared to income taxes expense of $ 0.4 million for the year ended December 31, 2008. The income tax benefits were mainly generated from temporary deductible difference in accrued expenses and from accumulated losses carried forward, which the Company believed would be able to be realized by implementing a tax planning strategy.

Net loss attributable to stockholders was $6.6 million, or $0.33 loss per fully basic and diluted share, for the year ended December 31, 2009, compared with a net loss of $4.6 million, or $0.24 loss per fully basic and diluted share, for the year ended December 31, 2008.

Balance Sheet

As of December 31, 2009, the Company had $2.0 million in cash and cash equivalents, $6.9 million of working capital deficiency and a current ratio of 0.79:1. The Company had $5.5 million short-term loans and $3.9 million- current portion of long-term borrowings. At year end, shareholders’ equity was $0.8 million decreasing from $7.4 million at the end of 2008.

The Company generated $2.5 million in cash from operating activities for the year ended December 31, 2009, compared to cash of $1.9 million in 2008. The strong cash flow from operating income was mainly due to increase of deposits prepaid by sales representatives and increase of advance from customers. The Company used $3.1 million in investing activities and obtained $1 million provided by financing activities.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company’s financial statements; the Company’s ability to refinance or repay loans received; the Company’s uncertain business condition; the Company’s continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company’s internal controls over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Miss Shujuan Wang
Director of Securities Affairs Department
Email: wangshujuan@chinashenghuo.net

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in USD, except shares)

	December 31,
	2009	2008

Assets:
Current Assets:
Cash and cash equivalents	$1,986,540	$1,612,054
Accounts and notes receivable, net	12,104,296	9,108,703
Other receivables, net	6,694,151	8,637,653
Advances to suppliers	394,856	446,168
Inventories, net	3,896,358	4,287,462
Due from related parties	417,494	-
Current deferred tax assets	849,993	-
Other current assets	16,652	41,177
Total Current Assets	26,360,340	24,133,217

Property, plant and equipment, net	12,065,552	7,581,664
Intangible assets, net	1,127,224	665,959
Long-term other receivable, net	-	663,433
Non-current deferred tax assets	370,197	-
	$39,923,313	$33,044,273

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONT’D)
(Amounts in USD, except shares)

	December 31,
	2009	2008
Liabilities and Equity:
Current Liabilities:
Accounts payable	$4,744,919	$1,293,460
Other payables and accrued expenses	10,099,497	2,721,082
Deposits payable	7,037,155	5,550,502
Due to related parties	-	148,575
Short-term borrowings	5,455,958	9,850,211
Advances from customers	916,362	222,609
Taxes and related payables	1,094,331	1,236,574
Current portion of long-term borrowings	3,948,985	3,245,685
Total Current Liabilities	33,297,207	24,268,698
Long-term borrowings	5,850,348	1,131,193
	39,147,555	25,399,891
Commitments and Contingencies
Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized and 19,679,400 shares outstanding	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Appropriated retained earnings	147,023	147,023
Accumulated deficit	(7,157,293)	(603,572)
Accumulated other comprehensive income	1,589,047	1,656,812
Total stockholder’s equity	774,672	7,396,158
Noncontrolling interest	1,086	248,224
Total Equity	775,758	7,644,382
	$39,923,313	$33,044,273

	Years ended December 31,
	2009	2008

Sales	$36,001,915	$28,690,509
Cost of Goods Sold	9,887,969	7,693,635
Gross Margin	26,113,946	20,996,874
Operating Expenses:
Selling expenses	26,281,103	13,274,942
General and administrative expenses	6,920,489	10,856,184
Research and development expense	139,944	338,546
	33,341,536	24,469,672
Loss from Operations	(7,227,590)	(3,472,798)
Other Income (Expenses):
Interest income	4,871	7,755
Income from Research and Development	-	408,500
Subsidy income	343,850	-
Interest expense	(933,505)	(1,309,984)
Other income	54,916	-
Other expenses	(93,777)	(73,421)
	(623,645)	(967,150)
Loss Before Income Tax	(7,851,235)	(4,439,948)
Income tax benefit (expense)	1,053,980	(438,279)
Net Loss	(6,797,255)	(4,878,227)
Net loss attributable to noncontrolling interests	(243,534)	(235,318)
Net Loss Attributable to Stockholders	$(6,553,721)	$(4,642,909)
Comprehensive Loss:
Net loss	(6,797,255)	(4,878,227)
Foreign currency translation adjustment	(71,369)	727,169
Comprehensive Loss	$(6,868,624)	$(4,151,058)
Comprehensive loss attributable to noncontrolling interests	(247,138)	(198,596)
Comprehensive Loss Attributable to Stockholders	(6,621,486)	(3,952,462)
Basic and diluted loss per share	$(0.33)	$(0.24)
Weighted-average number of shares outstanding -basic and diluted	19,679,400	19,679,400

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in USD)

	Years ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net loss attributable to stockholders	$(6,553,721)	$(4,642,909)
Adjustments to reconcile net loss to net cash provided by operating activities:
Noncontrolling interest in loss of subsidiaries	(243,534)	(235,318)
Deferred income tax	(1,219,655)	-
Depreciation and amortization	776,985	821,574
Provision and allowance	1,836,590	2,371,559
Change in current assets and liabilities:
Accounts and notes receivable	(4,504,549)	755,997
Other receivables	2,272,123	(943,163)
Due from/to related parties	(598,817)	-
Advances to suppliers	52,399	264,467
Inventories	423,745	112,744
Other current assets	24,616	120,381
Accounts payable	853,028	490,195
Other payables and accrued expenses	7,360,102	604,557
Advances from customers	692,896	93,839
Deposits payable	1,472,207	1,814,192
Taxes and related payables	(145,828)	319,086
Net Cash Provided by Operating Activities	2,498,587	1,947,201

Cash Flows from Investing Activities:
Purchase of long-lived assets	(3,120,663)	(304,426)
Net Cash Used in Investing Activities	(3,120,663)	(304,426)

Cash Flows from Financing Activities:
Due to related parties	-	78,588
Proceeds from borrowings	21,901,038	5,745,269
Payments on borrowings	(20,908,646)	(8,833,351)
Net Cash Provided by (Used in) Financing Activities	992,392	(3,009,494)

Effect of exchange rate changes on cash	4,170	178,132
Net Increase (Decrease) in Cash and Cash Equivalents	374,486	(1,188,587)
Cash and Cash Equivalents at Beginning of Year	1,612,054	2,800,641
Cash and Cash Equivalents at End of Year	$1,986,540	$1,612,054

Supplemental Information
Cash paid for interest	$921,451	$1,232,257
Cash paid for income tax	$594,197	$-